Exhibit 99.1

Primoris Services Corporation Reports Fourth Quarter and Full Year 2025 Results

Dallas, TX – Feb. 23, 2026 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its fourth quarter and full year ended December 31, 2025, and provided the Company’s initial outlook for 2026.

For the full year 2025, Primoris reported the following highlights(1):

●	Revenue of $7.6 billion, up $1.2 billion, or 19.0%, compared to the full year of 2024, driven by double-digit growth in the Energy and Utilities segments;
●	Net income of $274.9 million, or $5.02 per diluted share, up 52.0% from the full year of 2024, due to higher operating income and lower interest expense;
●	Full year net cash provided by operating activities of $470.4 million;
●	Total backlog of $11.9 billion, up $0.1 billion from year end 2024, including total Master Service Agreements (“MSA”) backlog of $7.0 billion;
●	Adjusted net income of $308.2 million, or $5.62 per diluted share, an increase of 45.8% from the full year of 2024; and
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) of $531.1 million, up 22.0% from the full year of 2024.

For the fourth quarter of 2025, Primoris reported the following highlights(1):

●	Revenue of $1.9 billion, up $116.4 million, or 6.7%, compared to the fourth quarter of 2024, driven by growth in the Energy and Utilities segments;
●	Net income of $51.8 million, or $0.95 per diluted share, down 4.1% from the fourth quarter of 2024, driven by lower operating income, partially offset by lower interest expense;
●	Fourth quarter net cash provided by operating activities of $142.9 million;
●	Adjusted net income of $59.3 million, or $1.08 per diluted share, down 4.0% from the fourth quarter of 2024; and
●	Adjusted EBITDA of $108.2 million, down 7.2%, from the fourth quarter of 2024.

(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Primoris concluded another year of profitable growth in 2025, delivering record revenue, earnings, and backlog, while putting us ahead of schedule in achieving our multi-year goals. We also strengthened our balance sheet and liquidity position, which will enable us to allocate capital toward opportunities to create further value for Primoris and its stakeholders,” said Koti Vadlamudi, President and Chief Executive Officer of Primoris.

“While 2025 presented challenges and uncertainty with regards to changes in trade and regulatory policy, I am proud of our employees for their commitment to safely and efficiently providing high-quality infrastructure solutions to our customers. We were able to improve margins in the Utilities segment despite a decrease in storm response work, increase revenue from natural gas generation projects, and exceed $3 billion in revenue in our renewables business.”

“As we turn our focus to 2026, I am optimistic about our potential to build our backlog of projects and meet the growing needs of our customers, while improving margins and generating cash flow. Our end markets remain incredibly strong and Primoris is well-positioned to capitalize on the opportunities ahead.”

Fourth Quarter 2025 Results Overview

Revenue was $1.9 billion for the three months ended December 31, 2025, an increase of $116.4 million, compared to the same period in 2024. The increase in revenue was primarily driven by renewables growth in the Energy segment and gas operations in the Utilities segment. Operating income was $77.5 million for the three months ended December 31, 2025, a decrease of $10.1 million compared to the same period in 2024. The decrease was due to increased costs on certain renewables projects and lower storm restoration work in power delivery, compared to the prior year. Operating income as a percentage of revenue decreased to 4.2% from 5.0% for the same period in 2024.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its peers. Please refer to “Non-GAAP Measures” and Schedules 1-4 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the fourth quarter of 2025, net income was $51.8 million, or $0.95 per diluted share, a decrease of 4.1% compared to $54.0 million, or $0.99 per diluted share, in the fourth quarter of the previous year. Adjusted Net Income was $59.3 million, or $1.08 per diluted share, for the fourth quarter, a decrease of 4.0% compared to $61.8 million, or $1.13 per diluted share, for the fourth quarter of 2024. Adjusted EBITDA was $108.2 million for the fourth quarter of 2025, a decrease of $8.4 million, or 7.2%, compared to $116.6 million for the same period in 2024.

Operating performance by segment for the three months ended December 31, 2025, and 2024 were as follows:

Segment Results

(in millions, except %)

(unaudited)

	For the three months ended December 31, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$697.8	—	$1,187.8	—	$(27.9)	(1)	$1,857.7	—
Cost of revenue	624.3	89.5%	1,086.3	91.5%	(27.9)	(1)	1,682.7	90.6%
Gross profit	73.5	10.5%	101.5	8.5%	—		175.0	9.4%
Selling, general, and administrative expenses	29.8	4.3%	40.5	3.4%	27.1		97.4	5.2%
Transaction and related costs	—		—		0.1		0.1
Operating income	$43.7	6.3%	$61.0	5.1%	$(27.2)		$77.5	4.2%
(1)	Represents intersegment revenue and cost of revenue of $27.9 million in the Utilities segment eliminated in our Consolidated Statements of Income.

	For the three months ended December 31, 2024
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$664.1	—	$1,100.0	—	$(22.8)	(1)	$1,741.3	—
Cost of revenue	583.8	87.9%	995.7	90.5%	(22.8)	(1)	1,556.7	89.4%
Gross profit	80.3	12.1%	104.3	9.5%	—		184.6	10.6%
Selling, general, and administrative expenses	29.8	4.5%	37.7	3.4%	29.1		96.6	5.5%
Transaction and related costs	—		—		0.4		0.4
Operating income	$50.5	7.6%	$66.6	6.1%	$(29.5)		$87.6	5.0%
(1)	Represents intersegment revenue and cost of revenue of $22.8 million in the Utilities segment eliminated in our Consolidated Statements of Income.

Utilities Segment (“Utilities”): Revenue increased by $33.7 million, or 5.1%, for the three months ended December 31, 2025, compared to the same period in 2024, primarily due to increased activity in gas operations and power delivery compared to the prior year. Operating income for the three months ended December 31, 2025, decreased by $6.8 million, or 13.5%, compared to the same period in 2024. The decrease was due to decreased gross profit. Gross profit as a percentage of revenue decreased to 10.5% in 2025, compared to 12.1% in 2024. The decrease in gross profit margin is primarily attributable to lower storm restoration work in the power delivery market compared to the prior year.

Energy Segment (“Energy”): Revenue increased by $87.8 million, or 8.0%, for the three months ended December 31, 2025, compared to the same period in 2024. The increase year-over-year was primarily due to increased renewables activity, partially offset by lower industrial and pipeline activity. Operating income for the three months ended December 31, 2025, decreased by $5.6 million, or 8.4% compared to the same period in 2024, primarily due to lower gross profit. The decline in gross profit was primarily attributable to increased costs related to certain renewables projects caused by more challenging soil conditions than anticipated. As a result, gross profit as a percentage of revenue decreased to 8.5% during the three months ended December 31, 2025, compared to 9.5% in the same period in 2024.

Full Year 2025 Results Overview

Revenue for the year ended December 31, 2025, increased by $1.2 billion, or 19.0%, compared to 2024. The increase was primarily due to double-digit growth in both the Energy and Utilities segments.

For the year ended December 31, 2025, operating income increased by $94.1 million, or 29.6%, compared to 2024. The increase was primarily driven by increased gross profit in both the Energy and Utilities segments. Operating income as a percentage of revenue increased to 5.4% compared to 5.0% in 2024, primarily driven by improved margins in our Utilities segment.

For the full year 2025, net income was $274.9 million, or $5.02 per fully diluted share, compared to $180.9 million, or $3.31 per fully diluted share, in the previous year, an increase of 52.0%. Adjusted Net Income was $308.2 million, or $5.62 per fully diluted share, for the full year 2025 compared to $211.4 million, or $3.87 per fully diluted share, in 2024. Adjusted EBITDA was $531.1 million for the full year 2025, an increase of 22.0%, compared to $435.2 million for 2024.

Operating performance by segment for the years ended December 31, 2025, and 2024 were as follows:

Segment Results

(in millions, except %)

(unaudited)

	For the year ended December 31, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$2,691.7	—	$5,018.6	—	$(135.4)	(1)	$7,574.9	—
Cost of revenue	2,383.0	88.5%	4,514.2	89.9%	(135.4)	(1)	6,761.8	89.3%
Gross profit	308.7	11.5%	504.4	10.1%	—		813.1	10.7%
Selling, general, and administrative expenses	126.2	4.7%	163.4	3.3%	109.6		399.2	5.3%
Transaction and related costs	—		—		2.4		2.4
Operating income	$182.5	6.8%	$341.0	6.8%	$(112.0)		$411.5	5.4%
(1)	Represents intersegment revenue and cost of revenue of $135.2 million in the Utilities segment and $0.2 million in the Energy segment eliminated in our Consolidated Statements of Income.

	For the year ended December 31, 2024
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	a	% of Consolidated Revenue
Revenue	$2,439.0	—	$4,032.0	—	$(104.2)	(1)	$6,366.8		—
Cost of revenue	2,181.1	89.4%	3,586.7	89.0%	(104.2)	(1)	5,663.6		89.0%
Gross profit	257.9	10.6%	445.3	11.0%	—		703.2		11.0%
Selling, general, and administrative expenses	118.2	4.8%	150.2	3.7%	114.9		383.3		6.0%
Transaction and related costs	—		—		2.5		2.5
Operating income	$139.7	5.7%	$295.1	7.3%	$(117.4)		$317.4		5.0%
(1)	Represents intersegment revenue and cost of revenue of $104.2 million in the Utilities segment eliminated in our Consolidated Statements of Income.

Utilities: Revenue increased by $252.7 million, or 10.4%, during 2025 compared to 2024. The increase is primarily due to increased activity in our gas operations, power delivery, and communications markets. Operating income increased $42.8 million, or 30.6%, during 2025 compared to 2024 primarily due to increased gross profit. Gross profit as a percentage of revenue increased to 11.5% in 2025 compared to 10.6% in 2024. The increase is primarily attributable to improved performance in power delivery and a favorable impact from project closeouts in gas operations in 2025, partially offset by a decline in higher margin storm work in 2025.

Energy: Revenue increased by $986.6 million, or 24.5%, during 2025 compared to 2024, driven by increased renewable energy and industrial activity. Operating income increased by $45.9 million, or 15.6%, during 2025 compared to 2024, primarily due to strong revenue growth, partially offset by lower gross margins. Gross profit as a percentage of revenue decreased to 10.1% in 2025 compared to 11.0% in 2024, partially due to a more favorable impact from the close out of renewables projects in 2024 compared to 2025. In addition, we experienced increased costs in 2025 on certain renewables projects due in part to more challenging soil conditions than anticipated and unfavorable weather conditions.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $399.2 million during the year ended December 31, 2025, an increase of $15.9 million, or 4.1%, compared to 2024, primarily due to increased people costs to support revenue growth and investments in technology. SG&A expense as a percentage of revenue decreased to 5.3% in 2025 compared to 6.0% in 2024 as we continue to improve leverage of our administrative cost base. SG&A expenses were $97.4 million during the fourth quarter of 2025, an increase of $0.8 million, or 0.8%, compared to 2024. SG&A expense as a percentage of revenue decreased to 5.2% for the fourth quarter of 2025 compared to 5.5% for the fourth quarter of 2024.

Interest expense, net for the year ended December 31, 2025, was $28.7 million compared to $65.3 million for the year ended December 31, 2024. Interest expense, net for the fourth quarter of 2025 was $6.4 million compared to $12.3 million for the fourth quarter of 2024. The decreases of $36.6 million for the full year and $5.9 million for the fourth quarter of 2025 were due to lower average debt balances and interest rates. Interest expense for 2026 is expected to be approximately $23 to $26 million depending on average debt balances and changes in interest rates.

Our provision for income taxes increased $35.1 million to $109.1 million for 2025 compared to 2024. The increase was primarily driven by an increase in pre-tax profits subject to tax. The 2025 effective tax rate was 28.4%. The Company expects its effective tax rate for 2026 to be approximately 29%, but it may vary depending on the mix of states in which the Company operates.

Outlook

The Company is providing its estimates for the year ending December 31, 2026. Net income is expected to be between $294.0 million and $305.0 million. Earnings per Share (“EPS”) is expected to be between $5.35 and $5.55 per fully diluted share. Adjusted EPS is estimated in the range of $5.80 to $6.00, and Adjusted EBITDA for the full year 2026 is expected to range from $560 to $580 million.

The Company is targeting SG&A expense as a percentage of revenue in the mid-to-high 5% range for full year 2026. The Company estimates capital expenditures for 2026 in the range of $120 to $140 million, which includes $90 to $110 million for construction equipment. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 10 to 12%; Energy in the range of 10 to 12%.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1-4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	December 31, 2025		December 31, 2024
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$96.1	$96.1	$71.1	$71.1
MSA Backlog	1,904.8	6,327.3	1,822.6	5,449.8
Backlog	$2,000.9	$6,423.4	$1,893.7	$5,520.9

Energy
Fixed Backlog	$3,081.7	$4,889.8	$3,160.6	$6,023.7
MSA Backlog	208.8	632.1	142.7	320.7
Backlog	$3,290.5	$5,521.9	$3,303.3	$6,344.4

Total
Fixed Backlog	$3,177.8	$4,985.9	$3,231.7	$6,094.8
MSA Backlog	2,113.6	6,959.4	1,965.3	5,770.5
Backlog	$5,291.4	$11,945.3	$5,197.0	$11,865.3

At December 31, 2025, total Fixed Backlog was $5.0 billion, a decrease of $1.1 billion, or 18.2% compared to $6.1 billion at December 31, 2024. Total MSA Backlog was $7.0 billion, an increase of $1.2 billion, or 20.6%, compared to $5.8 billion at December 31, 2024. Total Backlog as of December 31, 2025, was $11.9 billion, including Utilities backlog of $6.4 billion and Energy backlog of approximately $5.5 billion.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At December 31, 2025, the Company had $535.5 million of unrestricted cash and cash equivalents. In the fourth quarter of 2025, capital expenditures were $21.8 million, including $11.6 million on construction equipment and $7.6 million in facilities. Capital expenditures for the twelve months ended December 31, 2025, were $129.9 million, including $75.8 million on construction equipment and $35.3 million for facilities.

The Company also announced that on February 17, 2026, its Board of Directors declared a $0.08 per share cash dividend to stockholders of record on March 31, 2026, payable on approximately April 15, 2026. During the twelve months ended December 31, 2025 the Company did not purchase any shares of common stock under its share purchase program. As of December 31, 2025, the Company had $150.0 million available for purchase under the share purchase program. The share purchase plan expires on April 30, 2028.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, February 24, 2026, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Koti Vadlamudi, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s fourth quarter and full year 2025 results and its business outlook for 2026.

Interested parties are invited to dial-in at 1-800-715-9871, or from outside the U.S. at 1-646-307-1963, using access code: 1324356, or by asking for the Primoris conference call. A link to the webcast will be accessible from the “Investors” section of the Company’s website at www.prim.com. A replay of the conference call will be available

Tuesday, February 24, 2026, beginning at 5:00 p.m. U.S. Central Time for seven days. The phone number for the conference call replay is 1-800-770-2030 or, for calls from outside the U.S., 1-647-362-9199, using access code: 1324356 followed by the # key. The replay of the webcast will also be available on the Company’s website following the end of the live call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. We deliver a range of engineering, construction, and maintenance capabilities that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, power generation, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in our mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for our services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation, tariffs and other increases in construction costs that we may be unable to pass through to our customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs we incur to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in our operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; governmental investigations and/or inquiries; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of our control, including conflicts in the Middle East, war between Russia and Ukraine, tension between China and Taiwan, and other geopolitical tensions, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions, cybersecurity threats or inability to protect intellectual property; disruptions and risks related to artificial intelligence; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal and regulatory requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue	$1,857.7	$1,741.3	$7,574.9	$6,366.8
Cost of revenue	1,682.7	1,556.7	6,761.8	5,663.6
Gross profit	175.0	184.6	813.1	703.2
Selling, general and administrative expenses	97.4	96.6	399.2	383.3
Transaction and related costs	0.1	0.4	2.4	2.5
Operating income	77.5	87.6	411.5	317.4
Other income (expense):
Foreign exchange (loss) gain, net	(0.3)	0.8	(0.1)	2.7
Other income, net	1.2	0.1	1.3	0.1
Interest expense, net	(6.4)	(12.3)	(28.7)	(65.3)
Income before provision for income taxes	72.0	76.2	384.0	254.9
Provision for income taxes	(20.2)	(22.2)	(109.1)	(74.0)
Net income	$51.8	$54.0	$274.9	$180.9

Dividends per common share	$0.08	$0.08	$0.32	$0.26

Earnings per share:
Basic	$0.96	$1.01	$5.09	$3.37
Diluted	$0.95	$0.99	$5.02	$3.31

Weighted average common shares outstanding:
Basic	54.0	53.7	54.0	53.6
Diluted	54.8	54.7	54.8	54.6

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	December 31,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$535.5	$455.8
Accounts receivable, net	723.4	834.4
Contract assets	936.9	773.7
Prepaid expenses and other current assets	137.8	95.6
Total current assets	2,333.6	2,159.5
Property and equipment, net	531.2	488.2
Operating lease assets	488.9	461.0
Intangible assets, net	190.2	207.9
Goodwill	856.9	856.9
Other long-term assets	7.0	22.4
Total assets	$4,407.8	$4,195.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$744.3	$624.3
Contract liabilities	633.6	617.4
Accrued liabilities	405.4	350.1
Dividends payable	4.3	4.3
Current portion of long-term debt	60.9	74.6
Total current liabilities	1,848.5	1,670.7
Long-term debt, net of current portion	409.0	660.2
Noncurrent operating lease liabilities, net of current portion	325.6	333.4
Deferred tax liabilities	71.4	64.0
Other long-term liabilities	72.3	58.1
Total liabilities	2,726.8	2,786.4
Commitments and contingencies
Stockholders’ equity
Common stock	—	—
Additional paid-in capital	296.9	285.8
Retained earnings	1,385.6	1,127.9
Accumulated other comprehensive income	(1.5)	(4.2)
Total stockholders’ equity	1,681.0	1,409.5
Total liabilities and stockholders’ equity	$4,407.8	$4,195.9

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Year Ended
	December 31,
	2025	2024
Cash flows from operating activities:
Net income	$274.9	$180.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91.9	95.5
Stock-based compensation expense	20.6	15.1
Gain on sale of property and equipment	(21.7)	(44.8)
Unrealized loss on interest rate swap	—	1.6
Other non-cash items	2.2	4.1
Changes in assets and liabilities:
Accounts receivable	111.3	(167.6)
Contract assets	(162.2)	62.7
Other current assets	(32.0)	18.4
Net deferred tax liabilities	7.3	5.0
Other long-term assets	0.1	—
Accounts payable	121.0	11.4
Contract liabilities	16.2	251.2
Operating lease assets and liabilities, net	(2.0)	(5.3)
Accrued liabilities	27.9	66.4
Other long-term liabilities	14.9	13.7
Net cash provided by operating activities	470.4	508.3
Cash flows from investing activities:
Purchase of property and equipment	(129.9)	(126.5)
Proceeds from sale of assets	32.5	99.3
Proceeds from repayment of note receivable	3.5	—
Net cash used in investing activities	(93.9)	(27.2)
Cash flows from financing activities:
Payments on long-term debt	(329.3)	(224.5)
Proceeds from pledge of accounts receivable under securitization facility	62.5	—
Payments related to tax withholding for stock-based compensation	(11.8)	(7.5)
Dividends paid	(17.3)	(12.9)
Other	(0.4)	0.5
Net cash used in financing activities	(296.3)	(244.4)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.3)	1.2
Net change in cash, cash equivalents and restricted cash	79.9	237.9
Cash, cash equivalents and restricted cash at beginning of the year	461.4	223.5
Cash, cash equivalents and restricted cash at end of the year	$541.3	$461.4

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Millions, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	a	2025	2024
Net income as reported (GAAP)	$51.8	$54.0		$274.9	$180.9
Non-cash stock-based compensation	5.6	4.8		20.6	15.1
Transaction/integration and related costs	0.1	0.4		2.4	2.5
Amortization of intangible assets	4.1	4.7		17.7	19.6
Amortization of debt issuance costs	0.6	0.5		2.3	2.3
Unrealized loss on interest rate swap	—	0.3		—	1.6
CEO severance costs	—	—		2.1	—
Impairment of assets	—	0.3		1.4	1.9
Income tax impact of adjustments (1)	(2.9)	(3.2)		(13.2)	(12.5)
Adjusted net income	$59.3	$61.8		$308.2	$211.4
Weighted average shares (diluted)	54.8	54.7		54.8	54.6
Diluted earnings per share	$0.95	$0.99		$5.02	$3.31
Adjusted diluted earnings per share	$1.08	$1.13		$5.62	$3.87

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Millions)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	a	2025	2024
Net income as reported (GAAP)	$51.8	$54.0		$274.9	$180.9
Interest expense, net	6.4	12.3		28.7	65.3
Provision for income taxes	20.2	22.2		109.1	74.0
Depreciation and amortization	24.1	22.6		91.9	95.5
EBITDA	102.5	111.1		504.6	415.7
Non-cash stock-based compensation	5.6	4.8		20.6	15.1
Transaction/integration and related costs	0.1	0.4		2.4	2.5
CEO severance costs	—	—		2.1	—
Impairment of assets	—	0.3		1.4	1.9
Adjusted EBITDA	$108.2	$116.6		$531.1	$435.2

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2026

(In Millions, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$294.0	$305.0
Non-cash stock-based compensation	20.5	20.5
Amortization of intangible assets	15.5	15.5
Income tax impact of adjustments (1)	(10.8)	(10.8)
Adjusted net income	$319.2	$330.2
Weighted average shares (diluted)	55.0	55.0
Diluted earnings per share	$5.35	$5.55
Adjusted diluted earnings per share	$5.80	$6.00

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2026

(In Millions)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted EBITDA for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$294.0	$305.0
Interest expense, net	23.0	26.0
Provision for income taxes	123.5	127.5
Depreciation and amortization	99.0	101.0
EBITDA	$539.5	$559.5
Non-cash stock-based compensation	20.5	20.5
Adjusted EBITDA	$560.0	$580.0